UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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      14a-6(e)(2))
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[X]   Soliciting Material Pursuant to ss.240.14a-12

                                    EGL, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 James R. Crane
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


MARCH 28, 2007, 12:00AM
Lawsuits filed in EGL dispute
Investment firm increases offer as it and shareholder take legal action


By BILL HENSEL JR.
Copyright 2007 Houston Chronicle



A New York investment firm out to buy EGL turned up the pressure on the Houston company Tuesday by increasing its offer and filing suit, saying EGL had failed to properly consider the investment firm's bid.

A group led by EGL Chief Executive Jim Crane has an agreement to buy the company for $38 a share.

Also Tuesday, an EGL shareholder, mutual fund Federated Kaufmann, filed suit seeking to block the buyout by the Crane-led group.

Apollo increased its bid for the international freight-forwarding company to $41 a share, according to a letter by the firm to a special committee of the company's board.

Apollo's suit alleges Crane abused his position and influence over the board and management of the company to prevent a third party from making a competitive offer.

It also accuses board members of breaching their duty to consider the best interest of shareholders.

In a prepared statement issued late Tuesday, Crane said the Apollo lawsuit was without merit.

"It is a one-sided, inaccurate description of events," Crane said. "My management team and I have been fully cooperative throughout the due diligence process since it began in January. The management team has been made available to speak with interested parties. I intend to defend this suit and set the record straight."

Crane, who noted in a statement Tuesday that he does not participate in the deliberations of the special committee, questioned whether Apollo is committed to its offer.

"To my knowledge even now Apollo is not yet prepared to put a firm offer on the table that it is willing to sign," Crane said.

Federated Kaufmann, a New York mutual fund that owns 900,000 shares, called the $38 per share "grossly inadequate" and said the EGL board rushed to approve it despite knowing that Apollo was about to make a higher offer.

The complaint also alleges the bidding process was cut off prematurely to favor Crane's acquisition.

A spokeswoman for the Crane-led group said there would be no comment on the Federated Kaufman suit, which was filed late Tuesday afternoon in state district court in Houston.

Last week EGL's board said it signed a "definite merger agreement" with the group, including Crane, Centerbridge Partners and The Woodbridge Co, which had bid $1.7 billion for EGL.

But a letter from Apollo contended it was trying to bid $40 a share before that offer was accepted. EGL the next day acknowledged the proposal and said it made arrangements for Apollo to conduct its due diligence.

The Apollo lawsuit, which was filed in Harris County, contends that EGL's board of directors have a duty to run the sale in a manner to get the best possible terms for shareholders.

Apollo's suit said the $41 per share offer is more than $120 million higher than the management-led bid.

In a letter Tuesday, Apollo said EGL has not given it the information it was promised.

"We have instead received limited additional information, including less information than has been provided to Mr. Crane's various equity partners and financing sources," the letter stated.

The statement from Crane challenged that claim, saying he understood Apollo was provided "access to substantial EGL nonpublic information well in advance of the March 18 signing of the merger agreement with my group."

Apollo also said it had limited discussions with members of management for the first time Friday, but the suit said senior managers told Apollo "they will not work for any other buyer of EGL."

A spokesman for EGL declined to comment Tuesday.


Apollo also took issue with a $30 million breakup fee, wherein the company would be liable to pay Crane and his partners that amount, along with a transaction fee up to $15 million.


bill.hensel@chron.com

Additional Information About the Merger and Where to Find It

         In connection with the proposed merger, the company will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement will be mailed to the company's stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC's Web site www.sec.gov or from EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

Participants in the Solicitation
James R. Crane may be deemed to be a participant in the solicitation of proxies from the stockholders of the company in favor of the proposed merger. Information about James R. Crane is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of Mr. Crane may be obtained by reading the proxy statement related to the exchange transactions when it becomes available.